EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

THE PNC FINANCIAL SERVICES GROUP, INC.

and

NATIONAL CITY CORPORATION

Dated as of October 24, 2008

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Table of Contents
(continued)
		Page

6.8	No Solicitation	28

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	29
7.2	Conditions to Obligations of Purchaser	30
7.3	Conditions to Obligations of Company	31

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	32
8.2	Effect of Termination	33
8.3	Fees and Expenses	33
8.4	Amendment	33
8.5	Extension; Waiver	33

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Closing	34
9.2	Nonsurvival of Representations, Warranties and Agreements	34
9.3	Notices	34
9.4	Interpretation	35
9.5	Counterparts	35
9.6	Entire Agreement	36
9.7	Governing Law; Jurisdiction	36
9.8	Publicity	36
9.9	Assignment; Third Party Beneficiaries	36
9.10	Specific Performance	37
9.11	Disclosure Schedule	37

Exhibit A	Option Agreement

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INDEX OF DEFINED TERMS

Section

Agreement	Preamble
Acquisition Proposal	6.8(b)
Articles of Merger	1.2
Bankruptcy and Equity Exception	3.3(a)
Certificate	1.4(d)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	6.5(e)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(b)
Company Deferred Share	1.7
Company Preferred Stock	3.2(a)
Company Requisite Regulatory Approvals	7.3(c)
Company Restricted Share	1.6
Company SEC Reports	3.5(b)
Company Stock Award	1.8
Company Stock Option	1.5(b)
Company Stock Plans	1.5(a)
Controlled Group Liability	3.11
Confidentiality Agreement	6.2(b)
Convertible Notes	3.2(a)
Covered Employees	6.5(a)
DGCL	1.1(a)
Disclosure Schedule	9.11
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.2(h)
ERISA	6.5(e)
ERISA Affiliate	3.11
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
Federal Reserve	3.4
Form S-4	3.4
GAAP	3.1
Governmental Entity	3.4

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INDEX OF DEFINED TERMS (CONT’D)

HSR Act	3.4
Indemnified Parties	6.6(a)
Investment Agreements	3.2(a)
Joint Proxy Statement	3.4
Letter of Transmittal	2.3(a)
Liens	3.2(c)
Material Adverse Effect	3.8
Merger	Recitals
Merger Consideration	1.4(c)
NYSE	2.3(f)
Option Agreement	Recitals
PBCL	1.1
Previously Disclosed	9.11
Purchaser	Preamble
Purchaser Bylaws	4.1
Purchaser Capitalization Date	4.2
Purchaser Certificate	4.1
Purchaser Common Stock	1.4(a)
Purchaser Preferred Stock	4.2
Purchaser Requisite Regulatory Approvals	7.2(c)
Purchaser SEC Reports	4.5(b)
Purchaser Stock	4.2
Regulatory Approvals	3.4
Regulatory Agencies	3.5(a)
Rights	3.2(a)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Significant Subsidiary	3.2(c)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.8(b)
Surviving Company	Recitals
Takeover Statutes	3.10
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)
Warrants	3.2(a)

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     AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2008 (this “Agreement”), by and between National City Corporation, a Delaware corporation (“Company”), and The PNC Financial Services Group, Inc., a Pennsylvania corporation (“Purchaser”).

RECITALS

     A.   The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into, Purchaser (the “Merger”), with Purchaser as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

     B.   As an inducement and condition to the entrance of Purchaser into this Agreement, Company is granting to Purchaser an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “Option Agreement”).

     C.   The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

     D.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

     1.1   The Merger.   (a) Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the Commonwealth of Pennsylvania. As of the Effective Time, the separate corporate existence of Company shall cease.

     (b)   Subject to the consent of Company, which shall not be unreasonably withheld or delayed, Purchaser may at any time change the method of effecting the combination (including by providing for the merger of a wholly owned subsidiary of Purchaser into Company) if and to the extent requested by Purchaser; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration to be received by the stockholders of the Company, (ii) adversely affect the tax consequences of the Merger to stockholders of Company or the Tax treatment of either party pursuant to this

Agreement or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

     1.2   Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties shall execute, and Purchaser shall cause to be filed with the Department of State of the Commonwealth of Pennsylvania, articles of merger as provided in Sections 1926 and 1927 of the PBCL (the “Articles of Merger”) and Purchaser will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL. The Merger shall become effective at such time as the Articles of Merger have been filed, or such other time as may be specified therein. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

     1.3   Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the PBCL.

     1.4   Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

     (a)   At the Effective Time, each share of common stock, par value $5.00 per share, of Purchaser (“Purchaser Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $5.00, of the Surviving Company.

     (b)   All shares of common stock, par value $4.00 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Purchaser (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Purchaser or other consideration shall be delivered in exchange therefor.

     (c)   Subject to Section 1.4(e), each share of the Company Common Stock, including Trust Account Common Shares and DPC Common Shares, but excluding all other shares of Company Common Stock owned by Company or Purchaser, shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.0392 (the “Exchange Ratio”) of a share of Purchaser Common Stock of Purchaser (the “Merger Consideration”).

     (d)   All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

     (e)   If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

     1.5   Stock Options.

     (a)   At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock (each, a “Company Stock Option”) will vest and then cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Company Stock Option subject to its terms; provided, however, that after the Effective Time:

     (i)   the number of shares of Purchaser Common Stock purchasable upon exercise of each Company Stock Option will equal the product of (i) the number of shares of Company Common Stock that were purchasable under the Company Stock Option immediately before the Effective Time and (ii) the Exchange Ratio, rounded down to the nearest whole share; and

     (ii)  the per share exercise price for each Company Stock Option will equal the quotient of (i) the per share exercise price of the Company Stock Option in effect immediately before the Effective Time and (ii) the Exchange Ratio, rounded up to the nearest cent.

     (b)   Notwithstanding the foregoing, (i) the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to the Company Stock Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Purchaser Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder). As used in this Agreement, the term “Company Stock Plans” means the plans set forth in Section 1.5(b) of the Company Disclosure Schedule.

     1.6   Company Restricted Shares. Each share of Company Common Stock subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans (each, a “Company Restricted Share”) which is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 1.4.

     1.7   Company Deferred Shares. Each outstanding deferred share of Company Common Stock (each, a “Company Deferred Share”) under the Company Stock Plans shall vest in full upon the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Deferred Share in accordance with Section 1.4.

     1.8   Other Stock-Based Awards. At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than Company Stock Options, Company Restricted Shares and Company Deferred Shares) (each, a “Company Stock Award”) shall cease to represent a right or award with respect to shares of Company Common Stock and shall be converted, at the Effective Time, into a right or award with respect to Purchaser Common Stock, and Purchaser will assume each Company Stock Award subject to its terms; provided, however, that after the Effective Time the number of shares of Purchaser Common Stock subject to the Company Stock Award will equal the product of (a) the number of shares of Company Common Stock subject to the Company Stock Award immediately before the Effective Time and (b) the Exchange Ratio, rounded up to the nearest whole share. Except as specifically provided above, following the Effective Time, each Company Stock Award shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Award immediately prior to the Effective Time (after giving effect to any rights resulting from the transactions contemplated under this Agreement pursuant to the Company Stock Plans and the award agreements thereunder).

     1.9   Articles of Incorporation and By-Laws of the Surviving Company. At the Effective Time, the articles of incorporation of Purchaser in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The by-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such by-laws.

     1.10 Directors and Officers. Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Closing Date, together with such officers of Company as the Board of Directors of Purchaser may determine before the Effective Time, shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     1.11 Company Preferred Stock. At the Effective Time, each share of each series of Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be converted into a share of Purchaser Preferred Stock having rights, privileges, powers and preferences substantially identical to those of the relevant series of Company Preferred Stock.

     1.12 Effect on Purchaser Stock; Required Purchaser Action. Each share of Purchaser Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, Purchaser will take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Company Stock Options in accordance with Section 1.5 and for delivery under Company Stock Awards in accordance with Section 1.8. As soon as practicable after the Effective Time, Purchaser will file one or more appropriate registration statements (on Form S-3 or Form S-8 or any successor or other appropriate forms) with respect to the Purchaser Common Stock underlying the Company Stock Options pursuant to Section 1.5 and subject to the Company Stock Awards pursuant to Section 1.8.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

     2.1   Exchange Agent. Prior to the Effective Time, Purchaser shall appoint a bank or trust company Subsidiary of Purchaser or another bank or trust company reasonably acceptable to Company, or Purchaser’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

     2.2   Deposit of Merger Consideration. At or prior to the Effective Time, Purchaser shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Purchaser Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

     2.3   Delivery of Merger Consideration.

     (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

     (b)   Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

     (c)   No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate.

     (d)   In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

     (e)   After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

     (f)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one ten thousandth, of the closing sale prices of Purchaser Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

     (g)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Purchaser. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

     Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company prior to the date hereof and on or after the date on which the Company filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser as follows:

     3.1   Corporate Organization.

     (a)   Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

     (b)   True, complete and correct copies of the Amended and Restated Certificate of Incorporation of Company (as amended, the “Company Certificate”), and the First Restatement of By-laws of Company (as amended, the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Company and are available to Purchaser.

     (c)   Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

     3.2   Capitalization. (a) The authorized capital stock of Company consists of 5,000,000,000 shares of Company Common Stock of which, as of October 23, 2008 (the “Company Capitalization Date”) no more than 2,036,000,000 shares were issued and outstanding, and 5,000,000 shares of preferred stock of which, (i) 5,751 are designated as Non-Cumulative Perpetual Preferred Stock, Series E, no par value per share, no shares of which are issued and outstanding, and (ii) 1,725 are designated as 9.875% Fixed-to-Floating Rate Non-

Cumulative Preferred Stock Series F, no par value per share, 1,500 shares of which are issued and outstanding (clauses (i) and (ii) collectively, “Company Preferred Stock”). As of the Company Capitalization Date, the Company held no shares of Company Common Stock in its treasury. As of the Company Capitalization Date, there were no more than 360,500,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans, the Company’s 4.0% Convertible Senior Notes due 2011 (the “Convertible Notes”) and the Warrants. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the Company Capitalization Date, except pursuant to this Agreement, as set forth in this Section 3.2 (including as contemplated in Section 3.2(b)), the Convertible Notes, the convertible Company Preferred Stock, the Warrants, Company’s dividend reinvestment plan and pursuant to certain provisions of the Investment Agreements, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. Except pursuant to the terms of the Warrants or the Investment Agreements, there are no contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). As used in this Agreement, the term “Warrants” means the warrants for Company Common Stock (i) issued in connection with the issuance of the Convertible Notes and (ii) issued pursuant to the terms of the Investment Agreements. As used in this Agreement, the term “Investment Agreements” means the Investment Agreements, dated as of April 20, 2008, as amended, between Company and each of Corsair NC Co-Invest, L.P., Brandes Investment Partners, L.P. and MSD NCC Investments, LLC (full and complete copies of which have been made available to Purchaser prior to the date hereof).

     (b)   Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, Company has not (A) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options or settlement in accordance with their terms of the Company Stock Plans that were outstanding on the Company Capitalization Date or (B) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards. From June 30, 2008 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long term incentive compensation awards, (ii) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any material Company Benefit Plan (as defined in Section 6.5(e)).

     (c)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Significant Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     3.3   Authority; No Violation.   (a) Company has full corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve and adopt this Agreement by the holders of a majority of the shares of Company Common Stock present in person or represented by proxy at a meeting called therefor, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement and the Option Agreement have been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”)).

     (b)   Neither the execution and delivery of this Agreement or the Option Agreement by Company nor the consummation by Company of the transactions contemplated hereby and thereby, nor compliance by Company with any of the terms or provisions of this Agreement or the Option Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

     3.4   Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), NYSE, state securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a joint proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iv) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of a certificate of merger with the Secretary of State of the State of Delaware, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

     3.5   Reports.

     (a)   Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Federal Reserve, SEC, the NYSE, any state consumer finance or mortgage banking regulatory authority or other Agency, any foreign regulatory authority and any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date hereof, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

     (b)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 and prior to the date of this Agreement (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

     3.6   Financial Statements.

     (a)   The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b)   Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

     (c)   The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Company’s system of internal accounting controls.

     3.7   Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Goldman, Sachs & Co. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

     3.8   Absence of Changes. Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Purchaser or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes in GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure to meet earnings projections, but not including any underlying causes thereof, (F) the impact of the Merger on relationships with customers or employees, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

     3.9   Compliance with Applicable Law. Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any law applicable to Company or any of its Subsidiaries, except for the failure to hold or to have complied with or to not be in default which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     3.10 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

     3.11 Company Benefit Plans. Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Benefit Plan (as defined in Section 6.5) . Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) or 401(k) of the Code is so qualified; (ii) no Controlled Group Liability could reasonably be expected to be incurred by the Company or any of its ERISA Affiliates; (iii) neither the Company nor a Company Subsidiary has engaged in a transaction that would result in a civil penalty or tax under Section 409 or 502(i) of ERISA or Section 4975 or 4976 of the Code; and (iv) there are no pending, threatened or anticipated claims against any of the Company Benefit Plans or any trusts related thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Employee, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or, terminate any Company Benefit Plan or related trust. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code. “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

     3.12 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     3.13 Opinion. The Board of Directors of Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

     3.14 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Joint Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Purchaser prior to the date hereof and on or after the date on which the Company filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Purchaser hereby represents and warrants to Company as follows:

     4.1   Corporate Organization. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Incorporation, as amended (the “Purchaser Certificate”), and Bylaws of Purchaser (the “Purchaser Bylaws”), as in effect as of the date of this Agreement, have previously been filed by Purchaser and are publicly available to Company.

     4.2   Capitalization. The authorized capital stock of Purchaser consists of (A)800,000,000 shares of Purchaser Common Stock of which, as of September 30, 2008 (the “Purchaser Capitalization Date”), 347,701,715 shares were outstanding, and (B) 20,000,000 shares of preferred stock of which (i) 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock - Series A, of which 6,571 shares are issued and outstanding, (ii) 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock – Series B, of which 1,169 shares are issued and outstanding, (iii) 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock-Series C, of which 119,534 shares are issued and outstanding, (iv) 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock-Series D, of which 173,807 shares are issued and outstanding, (v) 450,000 shares have been designated as Series G Junior Participating Preferred Stock, of which no shares are issued and outstanding, (vi) 7,500 shares have been designated as 7.00% Non-Cumulative Preferred Stock-Series H, of which no shares are issued and outstanding, (vii) 5,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, of which no shares are issued and outstanding, (viii) 3,750 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, of which no shares are issued and outstanding and (ix) 50,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series K, of which 50,000 shares are issued and outstanding (clauses (i) through (ix), collectively, the “Purchaser Preferred Stock”, and together with the Purchaser Common Stock, the “Purchaser Stock”). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued and outstanding. As of the Purchaser Capitalization Date, Purchaser held 9,675,204 shares of Purchaser Common Stock in its treasury. As of the Purchaser Capitalization Date, there were no more than 66,501,464 shares of Purchaser Common Stock reserved for issuance under the Purchaser Stock Plans and no more than 550,821 shares of Purchaser Common Stock reserved for issuance under the terms of its convertible Preferred Stock. As of the Purchaser Capitalization Date, except pursuant to this Agreement, Purchaser’s dividend reinvestment plan and stock repurchase plans entered into by Purchaser from time to time, Purchaser does not have and is not bound by any Rights calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     4.3   Authority; No Violation.   (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. The Board of Directors of Purchaser has determined that this Agreement is advisable and in the best interests of Purchaser and its shareholders and has directed that the issuance of Purchaser Common Stock in connection with the Merger be submitted to Purchaser’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve the issuance of Purchaser Common Stock, by the requisite vote of the holders of shares of Purchaser Common Stock present in person or represented by proxy at a meeting called therefor, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

     (b)   Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Purchaser Certificate or the Purchaser Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation that would not reasonably be expected to cause a Material Adverse Effect.

     4.4   Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4 and the filing and effectiveness of the registration statements contemplated by Section 6.1(a), (iii) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the filing of a certificate of merger with the Secretary of State of the State of Delaware, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement. As of the date hereof, Purchaser is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

     4.5   Reports.

     (a)   Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006 and prior to the date of this Agreement, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith.

     (b)   An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since January 1, 2006 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

     4.6   Financial Statements.

     (a)   The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (b)   The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Purchaser’s system of internal accounting controls.

     4.7   Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as previously disclosed to Company.

     4.8   Absence of Changes. Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

     4.9   Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied with and are not in default in any respect under any, law applicable to Purchaser or any of its Subsidiaries, except for the failure to hold or to have complied with which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     4.10 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

     4.11 Purchaser Information. The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1   Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement or as required by applicable law, or with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Purchaser to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

     5.2   Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement or as required by applicable law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which shall not be unreasonably withheld or delayed):

     (a)   Other than pursuant to the Option Agreement, the Investment Agreements and the Warrants, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) permit any additional shares of its stock to become subject to new grants, except issuances under dividend reinvestment plans or issuances of stock options or other stock-based awards to non-employee directors, in either case, in the ordinary course of business.

     (b)   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on its common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof, (C) required dividends on its preferred stock or on the preferred stock of its Subsidiaries or (D) required dividends on the common stock of any Subsidiary that is a real estate investment trust) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans).

     (c)   Amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into (a) any contract or other binding obligation which is material to the Company and its Subsidiaries, taken as a whole (b) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (c) any contract or other binding obligation relating to the Company Common Stock or rights associated therewith (including but not limited to the Investment Agreements or any Warrants, except amendments made in consultation with Purchaser to the Investment Agreements or the Warrants for the purposes of effecting the transactions contemplated by this Agreement) or any other outstanding capital stock or any outstanding instrument of indebtedness.

     (d)   Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

     (e)   Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Company Requisite Regulatory Approvals will be more difficult to obtain.

     (f)   Amend the Company Certificate or the Company Bylaws or similar governing documents of any of its Significant Subsidiaries.

     (g)   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

     (h)   Except as required under applicable law or, other than with respect to clause (v) below, the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees or increase any amounts or rights of any Employees not required by any current plan or agreement, (iii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law.

     (i)   Notwithstanding anything herein to the contrary, (i) take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

     (j)    Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

     (k)   Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

     5.3   Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

     (a)   Amend the Purchaser Certificate or Purchaser Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect Company.

     (b)   Notwithstanding anything herein to the contrary, (i) take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity; provided that nothing in this Section 5.3(b) shall preclude Purchaser from exercising its rights under the Option Agreement.

     (c)   Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

     6.1   Regulatory Matters. (a) Purchaser and Company shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company and Purchaser shall thereafter mail or deliver the Joint Proxy Statement to their stockholders and shareholders, respectively. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

     (b)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Purchaser shall file any required applications, notices or other filings with the Federal Reserve and under the HSR Act within 20 days of the date hereof. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

     (c)   Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

     (d)   Purchaser agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

     (e)   Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Purchaser Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

     6.2   Access to Information.   (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Purchaser shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Neither Company nor Purchaser, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b)   All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 3, 2008 (the “Confidentiality Agreement”).

     (c)   No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

     6.3   Stockholder Approval.   (a) The Board of Directors of Company will submit to its stockholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholders, as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The Board of Directors of Company will use all reasonable best efforts to obtain from its stockholders a vote approving and adopting the plan of merger contained in this Agreement. However, if the Board of Directors of Company, after consultation with (and based on the advice of) counsel, determines in good faith that, because of special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal), it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Company’s stockholders, the Board of Directors of Company may submit this Agreement to its stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to the stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Company may not take any actions under this sentence until after giving Purchaser at least two business days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving Purchaser notice of the latest material terms, conditions and identity of the third party in any such Acquisition Proposal or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by Purchaser (it being agreed that Section 2 of the Confidentiality Agreement will not preclude such a response or proposal).

     (b)   The Board of Directors of Purchaser will submit to its shareholders the proposed issuance of Purchaser Common Stock in connection with the Merger. In furtherance of that obligation, Purchaser will take, in accordance with applicable law and the Purchaser Certificate and Purchaser Bylaws, all action necessary to convene a meeting of its shareholders, as promptly as practicable, to consider and vote upon approval of the issuance proposal. The Board of Directors of Purchaser will use all reasonable best efforts to obtain from its shareholders a vote approving the issuance of Purchaser Common Stock. However, if the Board of Directors of Purchaser, after consultation with (and based on the advice of) counsel, determines in good faith that, because of special circumstances, it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend the issuance proposal, then in submitting the issuance proposal to Purchaser’s shareholders, the Board of Directors of Purchaser may submit this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Purchaser may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

     (c)   If either the Company or Purchaser shall have failed to obtain the requisite vote of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration) and to resubmit the transaction to such party’s shareholders for approval.

     6.4   NYSE Listing. Purchaser shall cause the shares of capital stock of Purchaser to be issued in exchange for capital stock of Company that is currently listed on the NYSE upon consummation of the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     6.5   Employee Matters.   (a) Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Purchaser or its Subsidiaries; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of Purchaser or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee’s continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser plans may commence at different times with respect to each Purchaser plan).

     (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its Subsidiaries (other than Company or its Subsidiaries), Purchaser shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except under any defined benefit pension plan, benefit accrual under such employee benefit plan of Purchaser or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (B) shall not apply for purposes of any plan, program or arrangement under which similarly-situated employees of Purchaser and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any health, dental, vision plan or other welfare of Purchaser or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its Subsidiaries.

     (c)   From and after the Effective Time, subject to the requirements of applicable law, Purchaser shall honor all obligations to current and former employees of Company and its Subsidiaries under the Company Benefit Plans, including all employment or severance agreements entered into by Company or its Subsidiaries or adopted by the Board of Directors of Company. Purchaser shall use its reasonable best efforts such that, from and after the Effective Time, all payments, awards, distributions and benefits under the Company Benefit Plans may be made without any requirement of consent or prior approval from or by any applicable bank regulatory authority. In the event such consent or approval is required, Purchaser shall use its reasonable best efforts to obtain such consent/approval as promptly as possible.

     (d)   Nothing in this Section 6.5 shall be construed to limit the right of Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require the Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

     (e)   For purposes of this Agreement, “Company Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependant thereof.

     (f)   Prior to the execution of this Agreement, the Company has taken the actions set forth in Section 6.5(f) of the Disclosure Schedule.

     6.6   Indemnification; Directors’ and Officers’ Insurance.

     (a)   From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and the Option Agreement.

     (b)   Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for Company) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company. At the option of the Company, prior to the Effective Time and in lieu of the foregoing, Company may purchase a tail policy for director’s and officer’s liability insurance on the terms described in the prior sentence and fully pay for such policy prior to the Closing.

     (c)   Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure so to notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

     (d)   If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.6.

     6.7   Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the applicable SEC No-Action Letter dated January 12, 1999.

     6.8   No Solicitation.

     (a)   Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and its and its Subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Company concludes in good faith (and based on the advice of counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Company than the Confidentiality Agreement. Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Purchaser with respect to any Acquisition Proposal and will use its reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Company will promptly (and in any event within two business days) advise Purchaser following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Purchaser apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

     (b)   Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

     As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

     As used in this Agreement, “Superior Proposal” means a written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

ARTICLE VII

CONDITIONS PRECEDENT

     7.1   Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a)   Stockholder Approvals. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved and adopted by the requisite affirmative vote of the stockholders of Company entitled to vote thereon, and (ii) the issuance of Purchaser Common Stock in connection with the Merger shall have been approved by the requisite affirmative vote of the shareholders of Purchaser entitled to vote thereon.

     (b)   NYSE Listing. The shares of capital stock of Purchaser to be issued in exchange for capital stock of Company that is currently listed on the NYSE upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     (c)   Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (d)   No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

     7.2   Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

     (a)   Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); ); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Section 3.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

     (b)   Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

     (c)   Regulatory Approvals. All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 4.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser or Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Purchaser Requisite Regulatory Approvals”).

     (d)   Tax Opinion. Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

     7.3   Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

     (a)   Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

     (b)   Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

     (c)   Regulatory Approvals. All regulatory approvals from the Federal Reserve and under the HSR Act and any other regulatory approvals set forth in Section 3.4 the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on Purchaser or Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

     (d)   Tax Opinion. Company shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

     8.1   Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

     (a)   by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

     (b)   by either Company or Purchaser, if any Governmental Entity that must grant a Purchaser Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

     (c)   by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

     (d)   by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 60 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

     (e)   by Purchaser, if the Board of Directors of Company submits this Agreement to its stockholders without a recommendation for approval, the Board of Directors of Company otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.3, or the Board of Directors of Company recommends to its stockholders an Acquisition Proposal other than the Merger; or

     (f)   by either Company or Purchaser, if the other party shall have failed to obtain the requisite vote of its shareholders required for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, and the terminating party’s Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.3(c) of this Agreement.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

     8.2   Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Option Agreement shall remain in full force and effect to the extent provided therein.

     8.3   Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Purchaser, and all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     8.4   Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.5   Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

     9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

     9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   if to Company, to:

National City Corporation
1900 East Ninth Street
Cleveland, OH 44114
Law Department Locator number 01-2174
Attention:    General Counsel
Facsimile:    (216) 222-2336

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:    H. Rodgin Cohen
                  Donald J. Toumey
Facsimile: (212) 558-3588

and

Jones Day
North Point
901 Lakeside Avenue

Cleveland, Ohio 44114
Attention:    Lyle G. Ganske
                  Christopher J. Hewitt
Facsimile: (216) 579-0212

(b)   if to Purchaser, to:

The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania
Attention:    Mergers & Acquisitions Department
Facsimile:    (412) 762-6238

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Edward D. Herlihy
                   Lawrence S. Makow
                   Nicholas G. Demmo
Facsimile: (212) 403-2000

     9.4   Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

     9.5   Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     9.6   Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

     9.7   Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles; provided that the PBCL and the DGCL, including the provisions thereof governing the fiduciary duties of directors of a Pennsylvania corporation and a Delaware corporation, respectively, shall govern as applicable. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     9.8   Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

     9.9   Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

     9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

     9.11 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, Company and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By: /s/ James E. Rohr
Name: James E. Rohr
Title: Chairman and Chief Executive Officer

NATIONAL CITY CORPORATION

By: /s/ Peter E. Raskind
Name: Peter E. Raskind
Title: Chairman, President and Chief Executive Officer